Exhibit 99.1

ContraFect Reports Third Quarter 2019 Financial Results and

Provides Business Update

YONKERS, NY – November 12, 2019 — ContraFect Corporation (Nasdaq:CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announced financial results for the third quarter ended September 30, 2019.

“The third quarter was marked by a successful end-of-Phase 2 meeting with the FDA, and we are progressing towards our goal of initiating the Phase 3 trial of exebacase in patients with Staphylococcus aureus (Staph aureus) bacteremia, including right-sided endocarditis, by the end of this year,” said Roger J. Pomerantz, MD, President, Chief Executive Officer, and Chairman of ContraFect. “This is a very exciting time for the company as we continue to lead the way with the first direct lytic agent to potentially demonstrate superiority over current standard of care and usher in a new medical modality within the antibacterial space,” he continued.

Recent Corporate Highlights

•

In October 2019, the Company announced it had completed an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) regarding the advancement of its lead lysin candidate, exebacase. At this meeting the Company obtained concurrence with the FDA on key design features of the Phase 3 protocol and that positive results from a single Phase 3 study could support a Biologics License Application (BLA) for approval of exebacase. Based on this feedback, the Company plans to initiate its Phase 3 DISRUPT trial (Direct Lysis of Staph aureus Resistant Pathogen Trial) by the end of 2019. DISRUPT is a randomized, double-blind, placebo-controlled clinical study to assess the efficacy and safety of exebacase in approximately 350 patients with Staph aureus bacteremia, including right-sided endocarditis. Patients entering the Phase 3 study will be randomized 2:1 to either exebacase or placebo, with all patients receiving standard-of-care antibiotics. The primary efficacy endpoint will be clinical response at Day 14 in patients with methicillin-resistant Staph aureus (MRSA) bacteremia, including right-sided endocarditis. Secondary endpoints will include clinical response at Day 14 in the All Staph aureus bacteremia patient group (MRSA and methicillin-sensitive Staph aureus (MSSA)), 30-day all-cause mortality in MRSA patients, and clinical response at later timepoints.

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In October 2019, the Company presented a Late-Breaker oral presentation on the reduction in health resource utilization among MRSA patients treated with exebacase from its recently completed Phase 2 study at ID Week 2019. Data showed that the median number of hospital days from study drug administration through discharge was 6 days in the exebacase-treated group compared to 10 days for patients who received standard of care (SOC) alone, while 30-day all cause hospital readmission rates were 16% compared to 30.8% in the exebacase vs SOC antibiotics alone groups and 8.0% compared to 15.4% for those with confirmed S. aureus.

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In September 2019, the Company presented data from an ex vivo study of its amurin peptide candidate, Aap2-M1, at the jointly sponsored American Society of Microbiology and European Society of Clinical Microbiology and Infectious Disease (ASM/ESCMID) Conference on Drug Development to Meet the Challenge of Antimicrobial Resistance. Data demonstrated a clinically relevant concentration of Aap2-M1 eradicated Stenotrophomonas biofilms formed inside hemodialysis catheters removed from patients with suspected catheter-related bloodstream infections in the clinical care setting. These new data provided the first evidence of the activity of an amurin peptide against biofilm formed by a deadly Gram-negative pathogen in the setting of human infection.

Third Quarter 2019 Financial Results

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Research and development expenses were $5.3 million for the third quarter of 2019 compared to $5.7 million in the comparable period in 2018. This decrease was primarily attributable to a decrease in spending related to our Phase 2 clinical study of exebacase, as all related contract research services were completed in the current year period compared to the higher cost of active patient enrollment in the prior year period. This decrease was partially offset by an increase in manufacturing costs to support the advancement of exebacase into Phase 3 clinical development compared to the prior year period.

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General and administrative expenses were $2.4 million for the third quarter of 2019 compared to $2.1 million in the comparable period in 2018. This increase was due primarily to increases in costs incurred for legal and professional fees and non-cash share-based compensation expense.

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Net loss was $5.4 million, or a loss of $0.07 per share, for the third quarter of 2019 compared to a net loss of $4.4 million, or a loss of $0.06 per share, for the comparable period in 2018. The increase in net loss was primarily due to a $0.01 share decrease in the non-cash gain associated with the change in fair value of warrant liabilities.

•	As of September 30, 2019, ContraFect had cash, cash equivalents and marketable securities of $10.5 million compared to $30.5 million at December 31, 2018.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing differentiated biologic therapies for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a new class of DLAs, which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including Pseudomonas aeruginosa (P. aeruginosa), Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as methicillin-resistant Staph aureus (MRSA) and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections statements made regarding ContraFect’s end-of-Phase 2 meeting with the FDA, Phase 3 planning, and presented data, ContraFect’s ability to address life-threatening infections using its therapeutic product candidates from its DLA platform, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and P. aeruginosa, the Company’s balance sheets, statements of operations and financial results. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed under the caption “Risk Factors” in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	September 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$10,501,589	$8,320,317
Marketable securities	—	22,131,936
Prepaid expenses and other current assets	2,340,520	988,799

Total current assets	12,842,109	31,441,052

	September 30, 2019	December 31, 2018
	(unaudited)	(audited)
Property and equipment, net	1,147,727	1,076,099
Operating lease right-of-use assets	3,098,179	—
Other assets	355,420	355,420

Total assets	$17,443,435	$32,872,571

Liabilities and stockholders’ equity
Current liabilities	7,659,673	5,797,019
Warrant liabilities	2,159,192	20,781,663
Long-term portion of lease liabilities	3,332,866	—
Other liabilities	72,747	751,929

Total liabilities	13,224,478	27,330,611
Total stockholders’ equity	4,218,957	5,541,960

Total liabilities and stockholders’ equity	$17,443,435	$32,872,571

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$5,250,327	$5,710,455	$14,161,543	$15,698,129
General and administrative	2,376,248	2,088,835	7,234,244	6,581,784

Total operating expenses	7,626,575	7,799,290	21,395,787	22,279,913

Loss from operations	(7,626,575)	(7,799,290)	(21,395,787)	(22,279,913)
Other (expense) income:
Interest income, net	80,747	174,778	334,307	490,170
Change in fair value of warrant liabilities	2,186,710	3,246,765	18,622,471	(21,830,377)

Total other income (expense)	2,267,457	3,421,543	18,956,778	(21,340,207)

Net loss	$(5,359,118)	$(4,377,747)	$(2,439,009)	$(43,620,120)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.07)	$(0.06)	$(0.03)	$(0.58)

Basic and diluted weighted average shares outstanding	79,409,556	77,447,599	79,409,556	74,934,774

The Company’s financial position as of September 30, 2019 and results of operations for the three and nine months ended September 30, 2019 and 2018 have been extracted from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s financial position as of December 31, 2018 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Lauren Stival

Stern Investor Relations

Tel: 212-362-1200

Email: lauren.stival@sternir.com